Exhibit 5.1
November 10, 2009
PolyMedix, Inc.
170 N. Radnor-Chester Road
Suite 300
Radnor, Pennsylvania 19087
Re:	Registration Statements on Form S-1 (Registration Nos. 333-160833 And 333-___)
Ladies and Gentlemen:
          We have acted as counsel to PolyMedix, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale (the “Offering”) by the Company of units (the “Units”), each consisting of one or more shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) and one or more Series C Warrants (the “Warrants”) to purchase up to one share of Common Stock (the “Warrant Shares,” and together with the Shares and the Warrants, the “Securities”), and the registration of the Offering of the Securities under the Securities Act of 1933, as amended (the “Act”) pursuant to a Registration Statement on Form S-1 (Commission No. 333-160833) filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2009, and amended by Pre-Effective Amendments No. 1 and 2, filed with the Commission on October 2, 2009, and November 5, 2009, respectively (the “Original Registration Statement”) and the Registration Statement on Form S-1 originally filed by the Company pursuant to Rule 462(b) under the Act with the Commission on the date hereof (the “462(b) Registration Statement” and, together with the Original Registration Statement, the “Registration Statements”) . Upon closing of the Offering, the Units will separate and the Common Stock and the Warrants will be separately transferrable.
          In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission.
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statements, (ii) the form of Placement Agency Agreement, filed as Exhibit 1.1 to the Original Registration Statement (the “Placement Agency Agreement”), to be entered into by and among the Company, Merriman Curham Ford & Co., Boenning and Scatergood, Inc. and Noble Financial Capital Markets on or about November 10, 2009, (iii) the form of Series C Warrant to Purchase Common Stock, filed as Exhibit 4.12 to the Original Registration Statement, (iv) the Company’s Amended and Restated Certificate of Incorporation, (v) the Company’s Amended and Restated By-Laws, (vi) certain resolutions of the Board of Directors relating to the Offering, and (vii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We have assumed that the Placement Agency Agreement is entered into by the parties substantially in the form we have reviewed.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the due execution and delivery of the Shares, Warrants, and Warrant Shares in the manner described in the Registration Statements and the Warrant.
          The law covered by this opinion letter is limited to the laws of the State of Delaware and the federal laws of the United States of America.
          Based upon and subject to the foregoing, we are of the opinion that:

          A. with respect to the Shares and the Warrant Shares, when both (i) the board of directors of the Company, or the pricing committee duly appointed by the board of directors of the Company, has taken all necessary corporate action to approve the issuance of the Units and the terms of the Offering and related matters, and (ii)(a) the Shares are issued and delivered against payment for the Units in accordance with the terms of the Registration Statements, or (b) upon the exercise of Warrants and payment of the consideration for the Warrant Shares provided for therein, then the Shares or the Warrant Shares, as applicable, will be duly authorized, validly issued, fully paid and nonassessable; and
          B. with respect to the Warrants, when both: (i) the board of directors of the Company, or the pricing committee duly appointed by the board of directors of the Company, has taken all necessary corporate action to approve the issuance of and the terms of the Warrants and related matters, and (ii) the Warrants have been duly executed and delivered by the Company against payment for the Units, then the Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          We hereby consent to the use of this opinion letter as an exhibit to the Registration Statements and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statements. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
          As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statements. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.
Very truly yours,
/s/ Pepper Hamilton LLP
PEPPER HAMILTON LLP